Supplement no. 10 to prospectus dated August 7, 2006, and
prospectus supplement dated August 7, 2006
Filed Pursuant to Rule 424(b)(7) of the Securities Act of 1933
relating to Registration No. 333-136361
1.50% Convertible Senior Notes due 2011
1.625% Convertible Senior Notes due 2013
Common Stock
     This supplement no. 10 to prospectus dated August 7, 2006 and prospectus supplement dated August 7, 2006 relates to the resale by certain selling securityholders of our 1.50% Convertible Senior Notes due 2011 and 1.625% Convertible Senior Notes due 2013, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.
     You should read this supplement no. 10 in conjunction with the following documents, which we refer to as the prior registration documents:
•	the prospectus dated August 7, 2006, which we refer to as the prospectus;

•	the prospectus supplement dated August 7, 2006, which we refer to as the prospectus supplement;

•	supplement no. 1 dated August 18, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 2 dated September 7, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 3 dated September 29, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 4 dated October 23, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 5 dated November 22, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 6 dated December 22, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 7 dated February 12, 2007 to the prospectus and the prospectus supplement;

•	supplement no. 8 dated April 5, 2007 to the prospectus and the prospectus supplement; and

•	supplement no. 9 dated June 18, 2007 to the prospectus and the prospectus supplement.
     This supplement no. 10 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them. This supplement no. 10 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 10 supersedes or supplements certain information contained in the prior registration documents.
     Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See “Risk Factors” beginning on page 4 of the prospectus supplement (as amended by the last two paragraphs of supplement no. 3 dated September 29, 2006 to the prospectus and the prospectus supplement).
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement no. 10 or the prior registration documents. Any representation to the contrary is a criminal offense.

     This supplement no. 10, together with the prior registration documents, constitutes the offer of up to $2,200,000,000 principal amount of our 1.50% Convertible Senior Notes due 2011, or 2011 Notes, $2,200,000,000 principal amount of our 1.625% Convertible Senior Notes due 2013, or 2013 Notes, and the shares of our common stock issuable upon conversion of those notes.
     The table under the caption “Selling Securityholders” beginning on page 43 of the prospectus supplement (as previously amended and supplemented by the tables under the captions “Additional Selling Securityholders” and “Revised Information Regarding Securityholders,” beginning on page 2 of each of supplements nos. 1 through 9 to the prospectus and prospectus supplement) is hereby:
•	supplemented by adding the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below; and

•	amended by replacing the information in any of the prior registration documents regarding the selling securityholders identified in the table entitled “Revised Information Regarding Selling Securityholders” below with the information set forth in the table entitled “Revised Information Regarding Selling Securityholders” below.
     We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to October 23, 2007. Information about the selling securityholders may change over time.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement no. 10 and the prior registration documents, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.
     The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of their notes since the date on which they provided the information regarding their notes.
Selling Securityholders
Additional Selling Securityholders

						Number of
						Shares of
	Principal Amount of		Principal Amount of			Common
	2011 Notes Beneficially		2013 Notes Beneficially		Number of	Stock
	Owned and Offered		Owned and Offered		Shares of	Beneficially
	(USD) and Percentage		(USD) and Percentage		Common	Owned after	Natural Person(s)
	of 2011 Notes		of 2013 Notes		Stock Offered	the Offering	with Voting
Name of Selling Securityholder (1)	Outstanding (%) (2)		Outstanding (%) (3)		(4) (5)	(6)	or Investment Power
Commonwealth Professional Assurance Co. c/o Income Research & Management	1,015,000	*	—	—	18,098	360,000	John Sommers
Georgia Municipal Employee Benefit System	—	—	2,383,000	*	42,492	—	Trace V. Maitland
Goldman, Sachs & Co. (#) (22)	4,513,000	*	—	—	80,473	25,000	(21)
Med America New York Insurance c/o Income Research & Management	620,000	*	—	—	11,055	1,260,000	John Sommers
MedAmerica Insurance Co.	475,000	*	—	—	8,469	1,680,000	John Sommers

						Number of
						Shares of
	Principal Amount of		Principal Amount of			Common
	2011 Notes Beneficially		2013 Notes Beneficially		Number of	Stock
	Owned and Offered		Owned and Offered		Shares of	Beneficially
	(USD) and Percentage		(USD) and Percentage		Common	Owned after	Natural Person(s)
	of 2011 Notes		of 2013 Notes		Stock Offered	the Offering	with Voting
Name of Selling Securityholder (1)	Outstanding (%) (2)		Outstanding (%) (3)		(4) (5)	(6)	or Investment Power
MedAmerica Insurance PA c/o Income Research & Management	835,000	*	—	—	14,889	—	John Sommers
Old Lane GMA Master Fund L.P. (+)	945,000	*	—	—	16,850	—	Jonathan Barton
PBGC Maintenance	17,000	*	—	—	303	—	Chris Dialynas
Tufts Associated Health Plans c/o Income Research & Management	545,000	*	—	—	9,718	1,825,000	John Sommers
U. Mass Memorial Health Care c/o Income Research & Management	545,000	*	—	—	9,718	375,000	John Sommers
U. Mass Memorial Investment Partnership c/o Income Research & Management	745,000	*	—	—	13,284	450,000	John Sommers
University of Massachusetts Convertible Bond Portfolio c/o Income Research & Management	480,000	*	—	—	8,559	125,000	John Sommers
Revised Information Regarding Selling Securityholders

						Number of
						Shares of
	Principal Amount of			Principal Amount of		Common
	2011 Notes Beneficially			2013 Notes Beneficially	Number of	Stock
	Owned and Offered			Owned and Offered	Shares of	Beneficially
	(USD) and Percentage of			(USD) and Percentage	Common	Owned after	Natural Person(s)
Name of Selling	2011 Notes Outstanding			of 2013 Notes	Stock Offered	the Offering	with Voting or
Securityholder (1)	(%)(2)			Outstanding (%) (3)	(4) (5)	(6)	Investment Power
Credit Suisse Securities USA LLC (#)	12,163,000	(9)	*	12,900,000 *	446,910(15)	—	(8)
Excellus Health Plan c/o Income Research & Management	4,970,000	(10)	*	5,700,000 *	190,262(16)	1,775,000	John Sommers
MAG Mutual Insurance Company c/o Income Research & Management	655,000	(11)	*	750,000 *	25,053(17)	365,000	John Sommers
Old Lane US Master Fund L.P. (+)	4,448,000	(12)	*	11,351,000 *	281,719(18)	—	Jonathan Barton
The City of Southfield Fire and Police Retirement System c/o Income Research & Management	330,000	(14)	*	40,000 *	6,597(20)	80,000	John Sommers

*	Less than one percent (1%).
#	The selling securityholder is a registered broker-dealer.
+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)	The aggregate dollar amount of 2011 Notes listed in the table of selling securityholders herein, in the prospectus supplement and in the prior supplements thereto exceeds $2,200,000,000 because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement or in the prior supplements thereto with respect to the same securities.

(3)	The aggregate dollar amount of 2013 Notes listed in the table of selling securityholders herein, in the prospectus supplement dated August 7, 2006 and in the prior supplements thereto exceeds $2,200,000,000 because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement or in the prior supplements thereto with respect to the same securities.

(4)	Assumes conversion of all of the holder’s notes at a conversion rate of 17.8315 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights” on page 16 of the prospectus supplement. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes fractional shares and shares of common stock that may be issued by us upon the repurchase of the notes as described under “Description of the Notes — Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon a Change of Control” on page 23 of the prospectus supplement. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes — Conversion Rights” on page 16 of the prospectus supplement.

(5)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock calculated based on 1,137,886,711 shares of common stock outstanding as of October 15, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(6)	For purposes of computing the number and percentage of notes and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the tables above that the selling securityholders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 10 to prospectus supplement and prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(7)	The selling securityholder is a company that is required to file periodic and other reports with the SEC.

(8)	The selling securityholder is a wholly-owned subsidiary of a company that is required to file periodic and other reports with the SEC.

(9)	This amount reflects an increase of $1,000,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 6 to the prospectus and prospectus supplement.

(10)	This amount reflects an increase of $4,970,000 from the amount of 2011 Notes previously listed for this selling securityholder in the prospectus and prospectus supplement.

(11)	This amount reflects an increase of $655,000 from the amount of 2011 Notes previously listed for this selling securityholder in the prospectus and prospectus supplement.

(12)	This amount reflects an increase of $2,918,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 6 to the prospectus and prospectus supplement.

(13)	This amount reflects an increase of $945,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 6 to the prospectus and prospectus supplement.

(14)	This amount reflects an increase of $330,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 5 to the prospectus and prospectus supplement.

(15)	This amount reflects an increase of 18,317 from the number of shares previously listed for this selling securityholder in supplement no. 6 to the prospectus and prospectus supplement.

(16)	This amount reflects an increase of 88,738 from the number of shares previously listed for this selling securityholder in the prospectus and prospectus supplement.

(17)	This amount reflects an increase of 11,695 from the number of shares previously listed for this selling securityholder in the prospectus and prospectus supplement.

(18)	This amount reflects an increase of 52,292 from the number of shares previously listed for this selling securityholder in supplement no. 6 to the prospectus and prospectus supplement.

(19)	This amount reflects an increase of 17,058 from the number of shares previously listed for this selling securityholder in supplement no. 6 to the prospectus and prospectus supplement.

(20)	This amount reflects an increase of 5,885 from the number of shares previously listed for this selling securityholder in supplement no. 5 to the prospectus and prospectus supplement.

(21)	The Goldman Sachs Group, Inc. is the parent of Goldman Sachs & Co. Goldman Sachs & Co. is not an affiliate of Medtronic, Inc. (The term “affiliate” as used here means a person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, the Company.) Goldman Sachs & Co. makes no other representation about any of its officers, directors or principal equity holders (5% or more) as to whether any of such persons holds or have held positions or offices in, or has or has had any material relationship with, Medtronic, Inc., its predecessors or affiliates. Please see the publicly filed reports for Goldman Sachs Group, Inc. available at www.sec.gov for a list of its directors and its executive officers.
(22)	Goldman, Sachs & Co. is party to certain convertible note hedge transactions and warrant transactions with us. William Street Commitment Corporation, an affiliate of Goldman, Sachs & Co., is a party to our $1,750,000,000 five-year credit facility. From time to time we engage in certain foreign currency hedge transactions with Goldman, Sachs & Co. and its affiliates. From time to time we engage in the purchase and sale of fixed income securities from and to Goldman, Sachs & Co. Goldman Sachs, & Co. may be a party to certain convertible note hedge transactions and warrant transactions with Kyphon, Inc. On July 26, 2007 we entered into an Agreement and Plan of Merger under which Kyphon, Inc. will become our wholly owned subsidiary. Goldman Sachs, & Co. may have, from time to time, acted in a financial investment advisory capacity for us.
     Only selling securityholders that beneficially own the securities set forth opposite their respective names in the foregoing tables (including the tables included in the prospectus supplement and the supplements thereto) may sell such securities under the registration statement. Prior to any use of this supplement no. 10 in connection with an offering of the notes and/or the underlying common stock by any holder not identified above, the prospectus and prospectus supplement will be supplemented to set forth the name and other information about the selling securityholder intending to sell such notes and the underlying common stock.
The date of this supplement no. 10 is October 23, 2007